Exhibit 3.1(i)

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nev ada 8970 1 - 42 0 1 (775) 684 - 5708 Website: www.nvsos.gov 4 T 5 C c Profit Corporation: Certificate of Amendment (PuRsuANrro NRs 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles ( Pu Rsu ANr rn NRs 78.403 ) Officer's Statement (PuRsuANrro NRs80 .0 30 ) . Effe ctive Dat e and ime : (Optional) Date: [ ----- J Time: (must not be l aterthan 90 days after the certificate is filed) . In fo rm ation B eing hanged: (Domestic orporat i o ns on ly ) Changes to takes the following effect: The entity name has been amended. D The registered agent has been changed. (at tach Certificate of Acceptance from new registered agent) D The purpose of the entity has been amended. The authorized shares have been amended. D The directors, managers or general partners have been amended. D IRS tax language has been added. 0 Articles have been added. D Articles have been deleted. [1J Other. I Article 1: Shall be amended to read as follows: J The articles have been amended as follows: (provide article numbers , if available) (attach add iti ona l page(s) if necessary) 6. Signature: (Required) x {k {k -- Pres i dent signa tu re of Officer or Authorized Signer Title x Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relat i ve or other r i ght g iv en to any class or series of outstand in g shares, then the amendment must be approved by the vote , in add i tion to the affirmat ive vote otherwise required, of the holders of shares representing a majority of the voting power of each class or ser i es affected by the amendment regardless to lim i tationsor restrictions on the voting power thereof . Please include any required or optional information in space below: (attach addit i onalpage(s) if necessary) The name of the Company will be BEDFORD HOLDI NGS CORP Article 3: The total number of shares of author i zed ca[>ital stock of the Corporation shall consist of five hundred million (500,000,000) sha r es of stock at $.001 par va lue . T he authorized shares shall be divided into two (2) classes of stock, including: one (1) class of Common Stock and one (1) class of Preferred Stock. 1he number of sha r es with i n each cfass to be authorized will be as follows: 450 , 000,000 shares of Common Stock at $.001 par va lu e 50,000 , 000 shares of P referred Stock at $ .0 0 1 par value with ten to one voting Th i s form must be accompanied by appropriate fees. Pa ge 2 of 2 Rev ised: 1/1/20 1 9

Article 5: Shall be amended to read as follows: the address will be amended to : 1 Calle Washington Solemar 4A San Juan 0090